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                                                                      Exhibit 11



                            APPLIED INNOVATION INC.
             Statement Regarding Computation of Earnings Per Share
       For the three- and six-month periods ended June 30, 2001 and 2000
                                  (unaudited)

                                                          2001                                2000
                                              Three-months       Six-months       Three-months       Six-months
                                             ----------------  ----------------  ----------------  ----------------
Weighted average number of common
 shares outstanding - used for
 computation of basic earnings per share          15,905,784        15,893,017        15,447,334        15,445,521

Add net shares issuable pursuant to stock
 option plans less shares assumed
 repurchased at the average market price             369,732           351,515           300,931           359,877
                                                 -----------       -----------       -----------       -----------
Number of shares for computation of
 diluted earnings per share                       16,275,516        16,244,532        15,748,265        15,805,398
                                                 ===========       ===========       ===========       ===========

Net income for basic and diluted
 earnings per share                              $   407,700       $ 2,649,395       $ 2,288,456       $ 3,840,495

Basic earnings per share                         $      0.03       $      0.17       $      0.15       $      0.25
                                                 ===========       ===========       ===========       ===========

Diluted earnings per share                       $      0.03       $      0.16       $      0.15       $      0.24
                                                 ===========       ===========       ===========       ===========